Exhibit 2.3

SECOND AMENDMENT
TO ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of April 16, 2007, by and among Zia Partners, LLC, a New Mexico limited liability company (“Seller”), Zia Park LLC, a Delaware limited liability company (“Buyer”), and Penn National Gaming, Inc., a Pennsylvania corporation (“Parent Guarantor”).  Capitalized terms used but not defined in this Amendment have the respective meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, on November 7, 2006, Seller, Buyer, and (solely with respect to specific provisions specified therein) Parent Guarantor entered into an Asset Purchase Agreement, as amended by the First Amendment thereto, dated as of April 13, 2007 (as so amended, the “Purchase Agreement”); and

WHEREAS, pursuant to Section 12.11 of the Purchase Agreement, Seller, Buyer and Parent Guarantor desire to amend the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, the parties hereto, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

ARTICLE I
AMENDMENTS

SECTION 1.1         Amendment of Section 1.4(a). Amendment of Section 1.4(a).  Section 1.4(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(a)           all current Liabilities of the type set forth below and designated on the Reference Balance Sheet as to be assumed by Buyer (the “Assumed Current Liabilities”):

(i)    ticket Liabilities,

(ii)   player’s club Liabilities,

(iii)  due to purse Liabilities, and

(iv)  deferred income Liabilities;

SECTION 1.2         Amendment of Section 3.1(c).  Section 3.1(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(c)           All income and expenses pursuant to the Assumed Contracts will be prorated between Buyer and Seller as of the Closing Date on the Preliminary Closing Balance Sheet and the Closing Date Balance Sheet.  Seller shall receive a credit on the Preliminary Closing Balance Sheet for (a) the amount of any prepaid rents or other amounts related to periods from and after the Closing Date and (b) security deposits, or other deposits previously paid by Seller under the Assumed Contracts, less any such amounts paid to and collected by Seller under its Assumed Contracts.  Any amounts paid by Buyer under the Assumed Contracts related to any period (or portion thereof) prior to the Closing Date shall be promptly reimbursed by Seller to Buyer.  Any amounts received by Buyer under the Assumed Contracts related to any period (or portion thereof) prior to the Closing Date shall be promptly paid by Buyer to Seller.  Any amounts received by Seller under the Assumed Contracts related to any period on or after the Closing Date shall be promptly paid to Buyer.

SECTION 1.3         Amendment of Article VII.  Article VII of the Purchase Agreement is  hereby amended by adding the following Section 7.24:

Section 7.24           Certain Litigation.  Prior to the six (6) month anniversary of the Closing Date, Seller and Buyer shall jointly bring suit with mutually acceptance counsel (and shall cooperate and assist in the preparation, prosecution, and settlement, if any, of such suit) to recover any and all Damages (including, without limitation, incidental and consequential Damages fines) incurred or suffered by Buyer associated with, in connection with, arising out of or resulting from any flaws, defects, deficiencies or inadequacies in, or any repairs or noncompliance with respect to, the construction, design, workmanship, materials or physical condition of, or similar matters with respect to, the barns at the Property.  Buyer and Seller shall each pay one-half of the out-of-pocket costs and expenses (including attorneys’ fees and court costs) incurred by them with respect to any suit brought pursuant to this Section 7.24.  The cash proceeds of any recovery or award received by Buyer and Seller in connection with any suit brought pursuant to this Section 7.24 shall first be used to reimburse Buyer and Seller for all out-of-pocket costs and expenses (including attorneys’ fees and court costs) incurred by them with respect to such suit, and Buyer shall be entitled to the remaining cash proceeds, if any.

SECTION 1.4         Amendment of Section 10.2(a).  Section 10.2 (a) of the Purchase Agreement is hereby amended by deleting the “and” at the end of clause (iii) thereof, replacing the “.” at the end of clause (iv) thereof with “; and” and adding the following new clause (v) thereto:

(v)           the Specified Liabilities.

SECTION 1.5         Amendment of Section 10.6(a).  Section 10.6(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

(a)        No Buyer Indemnified Party shall seek, or be entitled to, indemnification from any of the Indemnifying Parties pursuant to Section 10.2(a) hereof unless and until the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 10.2(a) hereof are greater than Five Hundred Thousand United States Dollars ($500,000) (the “Threshold”) and then only for the excess over the Threshold but not in excess of Ten Million United States Dollars ($10,000,000) (the “Cap”); provided, however, that neither the Cap nor the Threshold shall be applicable to any claims for Damages of the Buyer Indemnified Parties for which indemnification is sought with respect to (i) Section 5.1, Section 5.2(a), Section 5.18, Section 7.17, Section 7.20, Section 7.24, Section 10.2(a)(iii) or Section 10.2(a)(iv) hereof, (ii) any liability for Tax in respect of which a claim may be made hereunder, (iii) fraud or willful misconduct of Seller or willful breach of this Agreement by Seller, or (iv) any of the Specified Liabilities (except clause (iv) of the definition thereof).

SECTION 1.6         Amendment of Section 12.1(a).  Section 12.1(a) of the Purchase Agreement is hereby amended by adding the following definition in alphabetical order:

“Specified Liabilities” means any of the following: (i) any Liability related to Seller’s recruitment, employment, termination or other dealings relative to Jeri Lee Wallquist,

(ii) any Liability related to Seller’s recruitment, employment termination, or other dealings relative to Bob Little, (iii) any Liability related to Seller’s failure to comply with the Immigration Reform and Control Act or any other U.S. federal immigration, naturalization or authorization-to-work Laws or requirements, including any verification, eligibility and record keeping requirements, (iv) any liability related to Seller’s failure to comply with any Federal, state or local Laws, regulations or ordinances regarding Concentrated Animal Feeding Operations (CAFO) or nutrient management programs related to removal of manure and/or straw, shavings or wood chips from the barn and/or backstretch area(s) at the Property, and (v) any fines or levies incurred by Buyer and any lawsuits brought against Buyer, and all expenses incurred by Buyer in connection with such fees, levies and lawsuits, in each case that arise following the Closing Date as a result of Seller’s sale or handling of liquor or any liquor related practices at the Property prior to the Closing Date.  For the avoidance of doubt, the term “Specified Liabilities” shall not include any other Liabilities related to or arising in connection with (A) any actions taken by Buyer, or any events resulting from such actions by Buyer, related to Buyer’s attempted or actual recruitment, employment or other dealings relative to Bob Little, or (B) except as set forth in subsection (v) above, any actions taken by Seller, or any events resulting from such actions by Seller, regarding the sale or handling of liquor or any liquor related practices at the Property, including but not limited to any suspension, limitation or revocation of Buyer’s ability to sell liquor at the Property after Closing as a result of any actions taken by Seller prior to Closing.

ARTICLE II
MISCELLANEOUS

SECTION 2.1         Effect of Amendment.  This Amendment shall not constitute an amendment or modification of any provision of, or schedule or exhibit to, the Purchase Agreement not expressly referred to in this Amendment.  Except as expressly amended or modified in this Amendment, the provisions of the Purchase Agreement are and remain in full force and effect.  Whenever the Purchase Agreement is referred to in the Purchase Agreement or in any other agreement, document or instrument, such reference shall be deemed to be to the Purchase Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

SECTION 2.2       Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

(a)           This Amendment, and all disputes between the parties under or related to this Amendment or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to the conflicts of laws principles thereof.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such

Delaware State or Federal court, and (v) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints Corporation Service Company as such party’s agent in the State of Delaware for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Amendment irrevocably consents to service of process in the manner provided for notices in Section 12.3 of the Purchase Agreement.  Nothing in this Amendment will affect the right of any party to this Amendment to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.2.

SECTION 2.3         Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 2.4         Counterparts.  This Amendment may be executed by facsimile and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 2.5         Mutual Drafting.  Each party hereto has participated in the drafting of this Amendment, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed by their respective duly authorized officers as of the date first written above.

By:	/s/ Bruce Rimbo
	Name:	Bruce Rimbo
	Its:	Vice President

ZIA PARK LLC

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Its:	Vice President, Secretary and Treasurer, of Penn National Gaming, Inc., Its Sole Member

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito
	Name:	Robert S. Ippolito
	Its:	Vice President, Secretary and Treasurer